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                                                                  EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-3962, Form S-8 No. 333-3824 and Form S-8 No. 333-3826) of
Preferred Networks, Inc. and in the related Prospectuses of our report dated October 15, 1996 with respect to the financial statements of Big Apple Paging Corporation included in this Form 8-K/A for the year ended December 31, 1995 and our report dated June 28, 1996 except for Note 3 as to which the date is July 3, 1996 with respect to the financial statements of Paging Services, Inc. in the Form 8-K dated July 3, 1996 for the year ended December 31, 1995.


                                                     /s/ ERNST & YOUNG LLP




November 26, 1996